Exhibit 99.B(d)(2)(I)(v)

FORM OF

THIRD AMENDMENT TO PORTFOLIO MANAGEMENT AGREEMENT

This Third Amendment made as of this 30th day of April, 2007 to the Portfolio Management Agreement dated as of May 1, 2002, as amended (the “Agreement”), between ING Investors Trust, a Massachusetts business trust (the “Trust”), Directed Services, LLC a Delaware limited liability company (the “Manager”), and Morgan Stanley Investment Management Inc., a Delaware corporation, d/b/a Van Kampen (the “Portfolio Manager”).

WITNESSETH:

WHEREAS, the Trust, Manager and Portfolio Manager are parties to the Agreement; and

WHEREAS, the parties wish to amend the Agreement as set forth below.

THEREFORE, in consideration of the mutual covenants contained herein, the parties agree to amend the Agreement as follows:

1.             Amended Schedule B of the Agreement is hereby deleted and replaced with the Amended Schedule B attached hereto.

2.             Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

3.             In all other respects, the Agreement is confirmed and remains in full force and effect.

4.             This Amendment shall become effective as of the date first written above.

AGREED AND ACCEPTED BY:

ING INVESTORS TRUST		MORGAN STANLEY INVESTMENT MANAGMENT INC. D/B/A VAN KAMPEN

By:		By:
	Robert S. Naka	Name:
	Executive Vice President	Title:

DIRECTED SERVICES, LLC

By:
Todd Modic
Vice President

AMENDED SCHEDULE B

COMPENSATION FOR SERVICES TO SERIES

For the services provided by Morgan Stanley Investment Management, Inc. (“Portfolio Manager”) to the following Series of ING Investors Trust, pursuant to the attached Portfolio Management Agreement, the Manager will pay the Portfolio Manager a fee, computed daily and payable monthly, based on the average daily net assets of the Series at the following annual rates of the average daily net assets of the Series:

Series	Rate

ING Van Kampen Capital Growth Portfolio(1)	0.400% on first $250 million; 0.375% on next $250 million; 0.350% on next $500 million; and 0.275% thereafter

ING Van Kampen Global Franchise Portfolio	0.65% on first $150 million; 0.55% on next $150 million; 0.45% on next $200 million; and 0.40% thereafter

ING Van Kampen Growth and Income Portfolio	0.50% on first $100 million; 0.40% on next $100 million; 0.30% on next $100 million; 0.25% on next $700 million; and 0.20% thereafter

ING Van Kampen Real Estate Portfolio	0.50% on first $200 million; and 0.40% thereafter

(1)   For purposes of calculating fees under this Agreement, the assets of the Series shall be aggregated with the assets of ING Van Kampen Comstock Portfolio, a series of ING Partners, Inc., which is not a party to this Agreement. The aggregated assets will be applied to the above schedule and the resulting fee shall be prorated back to each Series and its respective Adviser/Manager based on relative net assets.